Exhibit 3.2

STATE OF DELAWARE

CERTIFICATE OF MERGER OF

GCI, INC.

WITH AND INTO

GCI, LLC

Pursuant to Title 6, Section 18-209 of the Delaware Limited Liability Company Act.

FIRST:                  The name, jurisdiction of formation and type of entity of each of the constituent entities which is to merge are GCI, Inc. an Alaska corporation, and GCI, LLC, a Delaware limited liability company.

SECOND:             The Agreement and Plan of Merger has been approved and executed by each of the constituent entities which is to merge.

THIRD:                 The name of the surviving Delaware limited liability company is GCI, LLC.

FOURTH:            The executed Agreement and Plan of Merger is on file at the principal place of business of the surviving limited liability company located at 2550 Denali Street, Suite 1000, Anchorage, Alaska 99503.

FIFTH:                 A copy of the Agreement and Plan of Merger will be furnished by the surviving limited liability company on request, without cost, to any member of GCI, LLC and to any person holding an interest in GCI, Inc.

SIXTH:                 This Certificate of Merger shall be effective at 3:45 p.m. Eastern time on March 8, 2018.

IN WITNESS WHEREOF, GCI, LLC has caused this Certificate of Merger to be signed by an authorized person this 8th day of March, 2018.

GCI, LLC

/s/ Peter J. Pounds
Peter J. Pounds
Authorized Person